Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

FOR IMMEDIATE RELEASE
CONTACT:    Barry Steele
            Chief Financial Officer
        248-260-2211

InfuSystem Announces Change in Third Quarter 2026 Earnings Release Date
Rochester Hills, Michigan, November 3, 2026 — InfuSystem Holdings, Inc. (NYSE American: INFU) (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today announced that it has postponed the release of its financial results for the third quarter ended September 30, 2026, which had previously been scheduled for today.
The Company requires additional time to complete its quarter-end financial reporting process. The Company expects to announce a revised date for the release of its third quarter financial results and related conference call as soon as practicable.

The Company, together with its Audit Committee and its independent registered public accounting firm, is evaluating whether certain implementation costs for its new ERP system, which went live on March 1, 2026, should be capitalized and amortized over the remaining three-year term of the software subscription agreement rather than expensed as incurred. The Company has expensed these costs as incurred and has reported them separately in its earnings releases. During the period from July 1, 2024 to March 1, 2026, costs totaling $4.2 million were expensed as incurred. Any adjustment would be non-cash and would not affect revenue or cash balances.

About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The first platform is Patient Services, providing last-mile solutions for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The Patient Services segment is comprised of Oncology, Pain Management and Wound Therapy businesses. The second platform, Device Solutions, supports the Patient Services platform and leverages strong service orientation to win incremental business from its direct payer clients. The Device Solutions segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.

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